Exhibit 99.1

LAKE SUCCESS, NEW YORK, September 11, 1997 - AMNEX, Inc. (NASDAQ: AMXI) today announced that it has signed a Purchase Agreement for a Convertible Subordinated Note Offering in the principal amount of $15.0 million, with an over-allotment option of $8.0 million. The Notes, which will bear interest at a rate of 8 1/2% per annum, will mature in September 2002 and are convertible into shares of Common Stock of the Company, par value $0.001 per share at a conversion price of $2.7844 per share. The offering is being made to certain institutional investors in the United States and certain investors outside the United States. The Company has agreed to grant the holders of the Notes registration rights for the Notes and the underlying Common Stock. Application has been made to list the Notes on the Luxembourg Stock Exchange. The securities offered will not be registered under the Securities Act of 1933 and neither the Notes nor the underlying Common Shares may be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements thereof.

The use of the proceeds of the offering includes the repurchase of certain outstanding convertible promissory notes and preferred shares of the Company and the prepayment of certain other outstanding promissory notes of the Company held by clients of Friedli Corporate Finance AG.

In addition, the Company also announced the closing on September 10, 1997 of a $5.0 million revolving line of credit from The CIT Group/Credit Finance, Inc. secured by certain of the Company's trade receivables and other assets. At the closing of the financing, approximately $3.0 million was drawn down against the line of credit.

AMNEX, Inc. is an integrated payphone and operator services telecommunications company serving both U.S. and international markets.